Exhibit 2.1

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT dated as of August 11, 2010 (this “Agreement”) by and among FBC Holding Inc, Inc., a Nevada corporation (the “Buyer”) and Super Rad Toys, Inc., a California corporation (the “Seller”; each a “Party” and collectively the “Parties”).

W I T N E S S E T H:

WHEREAS, the Seller and the Buyer executed an Option to Purchase Assets Agreement dated June 5, 2010, pursuant to which the Buyer was granted an option (the “Option”) to acquire certain assets of Seller known as the “SRT Licenses ”.  Simultaneously with the execution of this Agreement, the Buyer gave written notice of its intent to exercise the Option in accordance with the terms thereof.

WHEREAS, the Seller is desirous of selling and the Buyer is desirous of acquiring all right, title and interest in the SRT Licenses to Buyer in exchange for Two Hundred Fifty Thousand ($250,000) and Twelve Million Five Hundred (12,500,000) shares of restricted Common Stock (the “Common Stock”) of the Buyer and a certain royalty interest in future net sales of the Buyer.

WHEREAS, the Seller desires to sell, and the Buyer desires to purchase and acquire all of the SRT Licenses and products (as hereinafter defined) including, without limitation, all intellectual property, patent pending, trademarks, know-how, supply agreements, product formulations, equipment, mailing list, raw material inventory, existing contracts, pending contracts, customers, marketing plan and any other assets designated in this Agreement, more specifically defined on Exhibit A attached hereto:

WHEREAS, in connection with the acquisition of the SRT Licenses and products, the Seller desires to assign said asset unencumbered and the Buyer has agreed to not to assume any liabilities or obligations of the Seller.

WHEREAS, to induce the Buyer to proceed with the transactions described in this Agreement, the Seller is prepared to make certain representations, warranties and covenants to the Buyer and the Buyer is prepared to make certain representations, warranties and covenants to the Seller.  The Seller is prepared to provide certain rights of indemnification to the Buyer and the Buyer is prepared to provide certain rights of indemnification to the Seller.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein and for other good and valuable consideration the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the Buyer and the Seller hereto agree as follows:

        ARTICLE I.

PURCHASE AND SALE OF ASSETS

Section 1.1  Purchase and Sale of the SRT Licenses and Products.  Upon the terms and subject to the conditions of this Agreement, at the Closing the Seller shall sell, transfer, convey, assign and deliver free from all liens, charges and encumbrances to the Buyer, and the Buyer shall purchase, acquire and accept from the Seller, on the Closing Date (as defined herein), all right, title and interest in and to the Mushroom Matrix Assets owned by the Seller and used by the Seller in the Toy and game business of Seller’s Super Rad Toys”), including without limitation, the following assets:

(a)  The assets set forth on Schedule A annexed hereto;

(b)  all Intellectual Property rights (as defined herein) of the Seller (whether owned, licensed or otherwise), including: (i) the product concepts, contracts necessary for operating the business, manuals, descriptions and other intangible rights relating thereto; (ii) all rights in the trade names, domain names, information and materials relating to the SRT Licenses and proiducts together with any other historical data owned or in the possession of the Seller; (iii) all records relating thereto, and all records with respect to  content development, product development, costs, product formulations and all procedures, research and development files, data and other records; and (iii) any claims against third parties for infringement of the Intellectual Property rights;

(c)  all contracts, agreements, arrangements, licenses, work for hire agreements, employee confidentiality agreements, instruments and documents of the Seller relating to the SRT Licenses owned or acquired by the Seller entered into or issued prior to the Closing Date and which are listed on  Exhibit A, (the “Assumed Contracts”);

(d)  all other assets (i.e., other than as described in paragraphs (a) & (b) above) and properties of every nature whatsoever, without limitation, whether tangible and intangible, and wherever located of the Seller, which are used in, useful in, allocated to, or required for the use or operation of the Super Rad Toy business as used by the Seller or contemplated by the Buyer;

(e)  all accounts receivable of the Seller relating to products from the Seller’s Mushroom Matrix Business outstanding as of the Closing Date; and

(f)  all books and records relating to the foregoing.

Section 1.2  Assumption of Liabilities; Excluded Liabilities.

(a)  Subject to the terms and conditions of this Agreement, at the Closing, the Seller and the Buyer agree that the Buyer will not assume or pay any liabilities or obligations of the Seller, other than relating to the Assumed Contracts.

(b)  Except for the Assumed Contract, the Buyer shall not assume or be bound by any obligations or liabilities of the Seller or any Affiliate of the Seller of any kind or nature, known, unknown, accrued, absolute, contingent or otherwise, whether now existing or hereafter arising.

(c)  The Seller hereby agrees to assume full responsibility for the payment of taxes to the California State Franchise Tax Board with regard to tax obligations related to the selling of assets of a company operating a business in the State of CA.

Section 1.3  Purchase Price.

(a)  The aggregate purchase price (the “Purchase Price”) for the SRT Assets shall be (i) Two Hundred Fifty Thousand ($250,000) dollars plus (ii) 12,500,000 unregistered shares of Common Stock of the Buyer, at an agreed-upon fair market value per share.

(b)  On the Closing Date, the Seller shall deliver all the necessary documentation to confirm that all right, title and interest to the Mushroom Matrix Assets have been legally conveyed to the Buyer.  The Buyer within Five (5) business days will deliver a physical stock certificate to the Seller in the amount of Two Million Five Hundred Thousand (2,500,000) shares.  If required, the Buyer agrees to execute a standard investment letter and deliver to the Buyer’s independent stock transfer agent.  Each Party shall in a timely manner sign and agree to return documentation, receipts or audit confirmations required in connection with   transaction.

Section 1.4  Closing; Closing Date.   The closing of the purchase and sale provided for in this Agreement (herein called the “Closing”) shall be held at the offices of the Buyer on or before the fifth business date after the date hereof or such other location, date and time as to which the parties may agree (such date and time being referred to herein as the “Closing Date”).

Section 1.5  Items to be Delivered at the Closing by Seller.  At the Closing, the Seller shall deliver or cause to be delivered to the Buyer:

(a)  An executed Bill of Sale in form reasonably satisfactory to the Buyer .

(b)  Executed Intellectual Property assignments and documents necessary to transfer the Intellectual Property in a form satisfactory to the Buyer.

(c)  If a requirement of the Buyer, lien searches and such other instruments showing that there were no financing statements, judgments, taxes or other liens outstanding against the Mushroom Matrix Assets sold pursuant to this Agreement.

(d)  All consents required with respect to the assignment of the Assumed Contracts.

(e)  Requisite consent or approval of the Board of Directors of the Seller, related to the conveyance of the SRT Assets.

Section 1.6  Items to be Delivered at the Closing by Buyer.  At the Closing, the Buyer shall deliver to the Seller:

(a)  Cash payment of $250,000.

(b)  Within Five (5) business days, a physical stock certificate in the amount of Two Million Five Hundred Thousand (2,500,000) shares of $.001 par value restricted common stock.

Section 1.7  Post-Closing Access.

(a)  After the Closing, the Buyer agrees upon request to provide to the Seller and its accountants and attorneys, for any reasonable legal or business purpose, including defending third party claims and preparing such tax returns of the Seller as may be reasonably required after the Closing, copies of relevant portions of the books and records of the Seller delivered to the Buyer under this Agreement.

(b)  After the Closing, the Seller shall provide to the Buyer and its accountants and attorneys, for any reasonable legal or business purpose, including defending third party claims and preparing such tax returns of the Buyer as may be reasonably required after the Closing, copies of relevant portions of the books and records of the Buyer delivered to the Seller under this Agreement.

Section 1.8  Further Assurances.

(a)  Each Party shall, from time to time on being reasonably required to do so by the other Party, now or at any time in the future, do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form reasonably satisfactory to the other Party as the other Party may reasonably consider necessary for giving full effect to this Agreement and securing to the other Party the full benefit of the rights, powers and remedies conferred upon the other Party in this Agreement.

(b)  The Seller shall promptly transfer or deliver to the Buyer any of the Mushroom Matrix Assets delivered to, or retained or received by, Seller after the Closing Date.

Section 1.9  Allocation of Purchase Price.  The Purchase Price shall be allocated among the Assets being sold and transferred hereunder in the manner required by Treasury Regulation §1.1060-1T as determined by the Buyer (the “Allocation”).  The Parties agree that: except as otherwise required by law (i) the Allocation shall be binding on the parties for all federal, state, local and foreign tax purposes, and (ii) the parties, if required, shall file respective federal income tax returns consistent IRS Forms 8594 - Asset Acquisition Statements under Section 1060, including any required IRS forms, Schedules or amendments thereto, which shall reflect the allocation set forth in the Allocation pursuant to this Section.

        ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Buyer as follows:

Section 2.1      Organization and Qualifications of Seller.  The Seller is a corporation duly formed, validly existing and in good standing under the laws of the state of Nevada with all requisite power and authority to own, sell and transfer tSRT Assets and to carry on its business as currently conducted.

Section 2.2  Authority; Binding Obligation.  The Seller has the requisite authority and power to enter into, execute and deliver this Agreement and each agreement, document and instrument to be executed and delivered by the Seller, pursuant to this Agreement (collectively the “Seller Documents”) and to perform their respective obligations hereunder.  The execution, delivery and performance by the Seller of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary action of the Seller.  This Agreement has been duly executed and delivered by the Seller and constitutes a valid and binding obligation of the Seller, enforceable in accordance with its terms hereof and each of the Seller Documents constitutes, or when executed and delivered will constitute, valid and binding obligations of the Seller, enforceable in accordance with their terms.

Section 2.3  No Conflict; Required Consents.  The execution, delivery and performance by the Seller of this Agreement and the Seller Documents, the fulfillment of and compliance with the terms and provisions hereof and the consummation by the Seller of the transactions contemplated hereby, do not and will not: (i) as to the Seller only, conflict with, or result in any violation pursuant to any provision of, the Certificate of Incorporation, By-laws and all amendments thereto (collectively, the “Governing Documents”) of Seller; (ii) conflict with, result in any material breach of, or constitute a material default

(or an event that with notice or lapse of time or both would become a material default) or result in the termination or acceleration under any agreement to which Seller is a party or by which Seller, or any of the Mushroom Matrix Assets, may be bound; (iii) result in or require the creation or imposition of, or result in the acceleration of, any indebtedness or any lien of any nature upon, or with respect to any of the Mushroom Matrix Assets transferred to the Buyer; (iv) require any consent, approval, authorization or permit of, or filing with or notification to, any Person not party to this Agreement.

Section 2.4  Personal Property.

(a)  The Seller has good title to, or a valid legal interests in or valid rights under Contract to sell and transfer, all of the tangible property to the Buyer.  None of such tangible assets is subject to any mortgage, pledge, lien, conditional sale agreement, security agreement, encumbrance, fixed charge or floating charge, or other charge except as specifically disclosed.

(b)  The SRT licenses and products will be sufficient to allow the Buyer to utilize in any manner deemed appropriate subsequent to the Closing.  The Seller is the legal and beneficial owner of the Mushroom Matrix Assets, free and clear of any Liens, and the Seller has full right, power and authority to sell, transfer, assign, convey and deliver all of the SRT Assets to be sold by it hereunder and delivery thereof will convey to the Buyer good, absolute and marketable title to said SRT Assets, free and clear of any liens.  Upon delivery of the SRT Assets to the Buyer pursuant to the provisions of this Agreement, the Buyer will acquire good, valid and marketable title to the Mushroom Matrix Assets, free and clear of any and all liens.

Section 2.5  Intellectual Property.  The Seller has provided to the Buyer a true, correct and complete list of all patents, trade names, trademarks, data compilations, domain names, service mark and copyright registrations, all applications for any of the foregoing, the date of first use, all common law trademarks, service marks, copyrights and trade names, slogans and all permits, grants, franchises and licenses or other rights relating to any of the foregoing (including any registrations or pending applications for registration of any of the foregoing) that are material to the Buyer for its future business operations (the “Intellectual Property”), copies of any documentation in respect of which have been delivered or made available to the Buyer.  The Seller has all right, title and interest in or has a valid binding right under Contracts to use all of the Intellectual Property.  There are no other intellectual property rights owned by or applied for in the name of the Seller.  The Seller’s rights in all of such Intellectual Property are valid and there are no restrictions on the direct or indirect transfer of any Contract, or any interest therein, held by the Seller in respect of such Intellectual Property.  There are no claims or demands of any other Person pertaining to any of such Intellectual Property and no proceedings have been instituted, or are pending or threatened, which challenge the rights of Seller in respect thereof; and Seller has the right to use, free and clear of claims or rights of other persons, the Intellectual Property for or incident to the SRT Business as presently conducted or as contemplated to be conducted by the Buyer.  The Seller has not acted in any way such that its acts would invalidate, eliminate, or otherwise render unenforceable any of the Intellectual Property or received any notice that it is in default (or with the giving of notice or lapse of time or both, would be in default) in any material respect under any contract to use such Intellectual Property.  None of the Intellectual Property has been, or will be, charged, mortgaged or otherwise encumbered (other than Permitted Liens) by the Seller or otherwise.

(a)  A list of all trademarks and common law copyrights which are owned by or licensed to Seller or used by the Seller as presently conducted has been provided to the Buyer.  All of the Seller’s trademark registrations have been duly registered in, filed in or issued by the appropriate offices in the countries identified on said list.

(b)  All licenses or other agreements under which the Seller is granted rights in the intellectual property of others have been set forth on a list previously provided to the Buyer. . All said licenses or other agreements are in full force and effect, the Seller is not in default under any such license or other agreements described in said list and has no knowledge of conditions or facts which with notice or the passage of time, or both, would constitute a default, and all of the rights of the Seller thereunder are freely assignable and will be assigned to the Buyer at the Closing.  The licensors under said licenses and other agreements have and had all requisite power and authority to grant the rights purported to be conferred thereby.  Seller has provided or made available to the Buyer true and complete copies of all such licenses or other agreements, and any amendments thereto.

(c)  In relation to registered rights, all registrations forming part of the Intellectual Property have been maintained and all renewal fees have been paid on time.  The Seller has received no adverse opinion (whether from the registry concerned or its advisor) or notice of opposition in relation to any such application.

(d)  The Seller has no licenses, authorizations (whether express or implied) or other agreements under which the Seller has granted rights to others in the Intellectual Property.

(e)  Seller has no Knowledge of any infringement by others of any of the Intellectual Property rights.

(f)  The SRT Assets, to the best knowledge of the Seller, do not infringe any intellectual property rights of any other Person or entity.  No proceeding charging the Seller with infringement of any adversely held intellectual property rights has been filed or, to the Seller’s Knowledge, is threatened to be filed and the Seller has not received notice of any breach and is not aware of any dispute or claim in relation to the Intellectual Property.  To the Seller’s knowledge, there exists no unexpired patent or patent application which includes claims that would be infringed by or otherwise adversely affect the SRT Business.  The Seller is not making unauthorized use of any confidential information or trade secrets of any Person, including, without limitation, any former employer of any past or present employee of the Seller.  Neither the Seller nor, to the Seller’s Knowledge, any of its employees, have any agreements or arrangements with any persons other than the Seller related to confidential information or trade secrets of such persons or restricting any such employee’s ability to engage in business activities of any nature.  The activities of its employees on behalf of the Seller do not violate any such agreements or arrangements known to the Seller which any such employees have with other persons.

(g)  There are no judgments, orders, liens, (other than Permitted Liens) injunctions, or encumbrances that could interfere with the use of the Intellectual Property.  There are no circumstances that could be grounds for a third party to bring an action for an injunction, order, lien, judgment, or encumbrance that could interfere with the use of the Intellectual Property.

Section 2.6  Taxes.

(a)  The terms “Tax” and “Taxes” shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, premium, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties (including penalties for failure to file in accordance with applicable information reporting requirements), and additions to tax by any authority, whether federal, state, or local or domestic or foreign.  The term “Tax Return” shall mean any report, return, form, declaration or other document or information required to be supplied to any authority in connection with Taxes.

(b)  The Seller confirms that it shall pay any Taxes due relating to itself or the sale of the SRT Assets that have or may become due for all periods which end prior to or which include the Closing Date.

Section 2.7  Material Contracts.  The Seller has provided to the Buyer a true, correct and complete list of all material contracts (the “Material Contracts”) to which the Seller is a party or bound which affect, directly or indirectly, any of the SRTAssets.  All the Material Contracts are assignable and the Seller is not a party to or subject to any written agreement, arrangement or understanding, which, either individually or in the aggregate, are material to the sale of the SRT Assets by the Seller to the Buyer.  All such Material Contracts are valid, subsisting, in full force and effect and binding upon the Seller and the other Parties thereto and enforceable in accordance with their terms, subject to the qualifications that enforcement of the rights and remedies created thereby are subject to the effects of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditors’ rights generally or subject to the effects of general equitable principles (whether considered in a proceeding in equity or at law).  The Seller confirms that it has satisfied in full or provided for all its liabilities and obligations thereunder requiring performance prior to the date hereof, is not in default under any of them, nor does any condition exist that with notice or lapse of time would constitute such a default

Section 2.8  Compliance With Laws.   The Seller has all permits, registrations, licenses, certifications, orders and other approvals which are material to the SRT Business and is in compliance in all material respects with all applicable Federal, state, local or foreign statutes, ordinances, orders, judgments, decrees and rules and regulations promulgated by any governmental authority which is required for it to conduct the SRT Business as presently conducted and all such permits, licenses, orders and approvals are in full force and effect and no suspension or cancellation of any of them is pending or, to the Seller’s  Knowledge, threatened and Seller has not received notice of a violation or alleged violation of any such statute, ordinance, order, rule or regulation relating to the Mushroom Matrix business.

Section 2.9  Certain Business Practices.   No officer, director or stockholder of the Seller, and no employee, consultant, agent or other representative of the Seller or any other Person acting on behalf of the Seller has, directly or indirectly, ever given or agreed to give any illegal, unethical or improper gift or similar benefit to any customer, supplier, distributor, governmental employee or other Person who is or may be in a position to help or hinder the Seller or assist the Seller in connection with any actual or proposed transaction relating to the Mushroom Matrix Business.

Section 2.10  Copies of Documents.   The Seller has made available for inspection and copying by the Buyer and its counsel complete and correct copies of all documents that are material to the Mushroom Matrix Business.

Section 2.11  Broker Fees.   No broker or finder is entitled to any brokerage fees, commission or finders’ fee in connection with the transactions contemplated by this Agreement or any other agreement contemplated hereby.

Section 2.12  SRT Business.   Upon the Closing, the Seller shall have conveyed, transferred and assigned to the Buyer all assets, contracts and information with respect to the SRT Assets required to be delivered pursuant to this Agreement,  which will allow the Buyer to operate the SRT Assets and the SRT Business after the Closing Date in the manner reasonably conducted and utilized by the Seller prior to the Closing Date.

Section 2.13  Disclosure.   None of the representations or warranties of the Seller contained in this Agreement and in the certificates, exhibits and schedules delivered by the Seller pursuant to this Agreement contain any untrue statement of a material fact, or omit to state a material fact necessary in order to prevent such representations and warranties from being misleading in light of the circumstances under which they were made.

        ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE BUYER; COVENANTS

The Buyer hereby makes the following representations and warranties to the Seller.

Section 3.1  Organization; Authority; Binding Obligation.    The Buyer is duly organized, validly existing and in good standing under the laws of the State of Nevada.  The Buyer has the requisite authority and power, pursuant to a resolution passed by the majority of the Board of Directors to enter into, execute and deliver this Agreement and each agreement, document and instrument to be executed and delivered by the Buyer pursuant to this Agreement (collectively the “Buyer Documents”) and to perform its obligations hereunder.  The execution, delivery and performance by the Buyer of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary action of the Buyer.  This Agreement has been duly executed and delivered by the Buyer and each of the Buyer Documents constitutes, or when executed and delivered will constitute, valid and binding obligations of the Buyer, as the case may be, enforceable in accordance with their terms.

Section 3.2  No Conflict; Required Consents.   The execution, delivery and performance by the Buyer of this Agreement and the Buyer Documents, the fulfillment of and compliance with the terms and provisions hereof and thereof and the consummation by  the Buyer of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with, or violate or result in any violation pursuant to any provision of, the Governing Documents of the Buyer, as the case may be; (ii) conflict with, result in any material breach of, or constitute a material default (or an event that with notice or lapse of time or both would become a default) or result in the termination or acceleration under any material agreement to which the Buyer is a party or by which the Buyer may be bound; or (iii) except as set forth herein, require any consent, approval, authorization or permit of, or filing with or notification to, any Person not party to this Agreement.

Section 3.3  Broker Fees.   No broker or finder is entitled to any brokerage fees, commission or finders’ fee in connection with the transactions contemplated by this Agreement or any other agreement contemplated hereby.

Section 3.4  Disclosure.   None of the representations or warranties of the Buyer contained in this Agreement and in the certificates, exhibits and schedules delivered by the Buyer pursuant to this Agreement contain any untrue statement of a material fact, or omit to state a material fact necessary in order to prevent such representations and warranties from being misleading in light of the circumstances under which they were made.

COVENANTS

Section 3.5  Notice of Default.   Promptly upon the occurrence of, or promptly upon the Parties becoming aware of the impending or threatened occurrence of, any event which would cause or constitute a breach or default, or would have caused or constituted a breach or default had such event occurred or been known to such Party prior to the date hereof, of any of the representations, warranties or covenants of such Party contained in or referred to in this Agreement or in any Schedule referred to in this Agreement, or of its inability to satisfy any conditions of Closing, such Party shall give detailed written notice thereof to the other Party and shall use its best efforts to prevent or promptly remedy the same.

Section 3.6  Consummation of Agreement.   The Parties hereto shall use their best efforts to perform and fulfill all conditions and obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out.  Until the Closing or the termination of this Agreement, except as mutually agreed in writing by the Parties, neither the Seller nor any of their employees, representatives or agents shall, directly or indirectly, solicit, encourage, initiate or induce the making of any inquiries or proposals for the acquisition of any of the Mushroom Matrix Assets, any capital stock of the Seller or furnish information to, or engage in negotiations relating to the foregoing or otherwise cooperate in any way with, or accept any proposal relating to the foregoing from, any Person or group other than the Buyer and their respective officers, employees, representatives or agents, and the Seller shall restrict any such employee, representative or agent from doing any of the foregoing.

Section 3.7  Notice to Third Parties.  After the Closing, at the request of the Buyer, the Seller and the Buyer shall send a jointly executed letter to those persons and entities as the Buyer may request notifying such persons or entities of the consummation of the transactions contemplated by this Agreement.

Section 3.8  Confidentiality.   The Seller agrees that, after the Closing has been consummated, that each Party and its respective officers, directors, agents, representatives and employees and affiliates (collectively, its “Representatives”) will hold in strict confidence, and will not distribute or make available, any confidential or proprietary data or information that is used in connection with or related to the Mushroom Matrix Assets or the Mushroom Matrix Business, except:

(a)  information which, as of the date hereof, is published or otherwise generally available to the public;

(b)  information which after the date hereof becomes available to the public other than through an act or omission of the Seller or its Representatives which is in violation of the provisions hereof;

(c)  information rightfully acquired from a third party which did not obtain such information under a pledge of confidentiality;

(d)  information which is developed by the disclosing Party independently of the relationship established by this Agreement; or

(e)  information which is compelled to be disclosed by legal process, in which case the Seller shall notify the Buyer as soon as practicable after it becomes aware of such requirement,

and shall cooperate with the Buyer in obtaining a protective order.

Section 3.9  Maintenance of Insurance.  Until the Closing Date, the Seller will maintain in full force and effect all applicable insurance policies, and will comply with all laws affecting the operation of the Mushroom Matrix Business consistent with prior practices and will give the Buyer notice of any unusual event or circumstance affecting the Mushroom Matrix Business or the Mushroom Matrix Assets which the Seller becomes aware of; provided, however, that the Buyer shall be responsible for procuring its own insurance policies on and after the Closing.

Section 3.10  Non-Competition; Non-Solicitation. For a period of four (4) years after the Closing Date, neither Seller shall not without written consent from the Buyer engage in the following activities: (i) directly or indirectly, own, manage, operate, join, control, participate in, or otherwise be connected in any manner with, whether as a partner, investor, shareholder, employee, consultant or otherwise, any business entity world-wide which is engaged in any business competitive, directly or indirectly, with the SRT Assets or the SRT Business as conducted by the Seller on or prior to the Closing Date or intended to be conducted by the Buyer as conveyed to Seller on or prior to the Closing Date and (ii) hire or solicit the employment of any employee or consultant of the Buyer and/or its Affiliates or encourage any such employee to leave employment with the Buyer or any of its Affiliates or knowingly participate in any discussion with any employee of the Buyer or any of its Affiliates regarding the possibility of his or her employment by any Person or entity other than the Buyer or its Affiliates.  Nothing herein prevents the Seller or The Kinoko Co. from owning stock in any company whose shares are publicly traded on a national exchange.

Section 3.11  Offer of Employment.    The Buyer shall offer employment as of the Closing Date to all employees of the Seller involved in the SRT Business on terms reasonably satisfactory to the Buyer and such employees.  The Buyer shall be solely responsible for all compensation accruing or to be paid on or after the Closing Date with respect to those employees. The Seller shall terminate all of its employees as of the Closing Date hired by the Buyer and shall use its best efforts to make them available to Buyer.

Section 3.12  Supplements to Schedules.  Prior to the Closing, the Parties will supplement or amend the Schedules hereto with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Schedules.  No supplement or amendment of the Schedules made pursuant to Section 4.9 shall be deemed to cure any breach of any representation or warranty made in this Agreement unless the other Parties specifically agree thereto in writing.

Section 3.13  Compliance.   Each Party shall use its best efforts to take or cause to be taken, all action and do or cause to be done all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including, without limitation, to obtain all consents, approvals and authorization of third parties, and to make all filings with and give all notices to third parties which may be necessary or required to be obtained by it in order to effectuate the transactions contemplated hereby and to otherwise comply and fulfill such Party’s obligations hereunder and thereunder.

Section 3.14  Severability of Covenants.  The Seller and the Buyer agree that the foregoing covenants are reasonable and valid in geographical and temporal scope and in all other respects and that the Seller has received full and adequate consideration therefore.  If any court determines that any of such covenants or any part thereof is invalid or unenforceable, the remainder of such covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.  If any court determines that any of the foregoing covenants, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, and should such court reduce the duration or scope of such provision, as the case may be, such provision in its reduced form shall then be enforceable.

Section 3.15  Board Representation.  The Buyer agrees that immediately following the Closing, the size of the Buyer’s Board of Directors will be expanded by one member, and the one  vacancy created by such expansion will be filled by two designees of the Seller reasonably satisfactory to the Buyer, who shall hold office until their successors are duly elected and qualified.

        ARTICLE IV.

CONDITIONS OF CLOSING

Section 4.1  Conditions to the Obligations of the Buyer.   The obligation of the Buyer to consummate this Agreement and the transactions contemplated hereby is subject to the fulfillment, prior to or at the Closing, of all of the following conditions precedent and the delivery of the following documents:

(a)  Representations and Warranties.  Each of the representations and warranties of the Seller contained in Article II shall be true and correct in all material respects as though made on and as of the Closing.

(b)  Covenants.  The covenants and agreements contained in this Agreement to be complied with by the Seller at or before the Closing shall have been complied with in all material respects.

(c)  Delivery of Required Consents.  The Seller shall deliver to the Buyer the consents required pursuant to Section 1.5(d).

(d)  Certificate From Officers.  The Seller shall deliver to the Buyer a certificate signed by the Seller and addressed to the Buyer dated as of the Closing to the effect that the statements set forth in paragraph (a), (b) and (c) above in this Section 4.1 are true and correct.

(e)  Deliveries of the Seller. All deliveries required to have been made by the Seller under Section 1.5 at the Closing shall have been delivered.

Section 4.2  Conditions to Obligations of Seller.   The Seller’s obligation to consummate this Agreement and the transactions contemplated hereby is subject to the fulfillment, prior to or at the Closing, of all of the following conditions precedent and the delivery of the following documents:

(a)  Representations and Warranties.  Each of the representations and warranties the Buyer contained in Article III shall be true and correct in all material respects as though made on and as of the Closing.

(b)  Covenants.  The covenants and agreements contained in this Agreement to be complied with by the Buyer at or before the Closing shall have been complied with in all material respects.

(c)  Certificate From Officers.  The Buyer shall deliver to the Seller a certificate signed by the Buyer and addressed to the Seller dated as of the Closing to the effect that the statements set forth in paragraph (a) and (b) above in this Section are true and correct.

(d)  Deliveries of the Buyer.  All deliveries required to have been made by the Buyer under Section 1.6 at the Closing shall have been delivered.

Section 4.3  Conditions to Obligations of All Parties to Close.   The respective obligations of each Party hereunder are subject to the satisfaction, at or before the Closing, of all of the conditions set out below.

(a)  Absence of Litigation.  There shall not have been issued and be in effect any preliminary or permanent injunction or other order of any court or tribunal of competent jurisdiction which (i) prohibits or makes illegal the purchase by the Buyer of the SRT Assets, (ii) would require the divestiture by the Buyer of all or a material portion of the SRT Assets or the SRT Businessas a result of the transactions contemplated hereby, or (iii) would impose limitations on the ability of the Buyer to effectively exercise full rights of ownership of the Mushroom Matrix Assets, or of a material portion of the SRT  Business as a result of the transactions contemplated by this Agreement, or (iv) under any Applicable Law, enjoins or otherwise materially impairs the consummation of the transactions contemplated by this Agreement.

(b)  No Injunction.  On the Closing Date there shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as so provided or imposing any conditions on the consummation of the transactions contemplated hereby which the Buyer deems unacceptable in its sole discretion.

        ARTICLE V.

RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING

Section 5.1  Survival of Warranties.   With the exception of those covenants which are to be performed after the Closing which shall survive until a claim thereon is barred by the applicable statute of limitation, each representation, warranty, covenant and agreement contained herein or in any Seller Document or Buyer Document shall survive the execution and delivery of this Agreement and the Closing and shall thereafter terminate and expire on the third (3rd) anniversary of the Closing Date (or such longer period as set forth in the succeeding sentences).  The obligation of the Seller to indemnify the Buyer with respect to any liability of the Seller not expressly assumed hereunder by the Buyer, shall survive until the third (3rd) anniversary of the Closing Date.  There shall be no limit on the survival of the indemnification obligations of the Seller for breaches of the representations or warranties made as to the transfer of legal and valid title to the SRT Assets.  The indemnification obligations of the Seller for breaches of the representation and warranties made with respect to Taxes or Tax matters shall survive until ninety days following the expiration of the applicable statute of limitations.  If written notice of a claim has been given prior to the expiration of the applicable representation, warranty, covenant or agreement, than such claim shall survive the expiration of the relevant representation, warranty, covenant or agreement until the final resolution of such claim.

Section 5.2  Delivery of Property Received by the Seller or the Buyer After Closing.  From

and after the Closing, the Buyer shall have the right and authority to collect, for the account of the Buyer, all SRT Assets which shall be transferred or are intended to be transferred to the Buyer as part of the SRT  Assets as provided in this Agreement.  The Seller agrees that it will transfer or deliver to the Buyer promptly after the receipt thereof, any other property which the Seller received after the Closing Date in respect of any assets transferred or intended to be transferred to the Buyer as part of the SRT Assets under this Agreement.

        ARTICLE VI.

TERMINATION

Section 6.1  Right to Terminate.   Notwithstanding anything to the contrary set forth in this Agreement, this Agreement may be terminated and the transactions contemplated herein abandoned at any time prior to the Closing:

(a)  by mutual written consent of the Parties hereto;

(b)  by either the Buyer or the Seller if the Closing shall not have occurred within 30 days of the date of this Agreement; provided, however, that the right to terminate this Agreement shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date;

(c)  by the Seller if the Buyer (i) breaches its representations and warranties, (ii) fails to comply with any of its covenants or agreements contained herein, or (iii) if any of the conditions to closing set forth are not satisfied or capable of being satisfied on or before the Closing Date; or

(d)  by the Buyer if the Seller (i) breaches its representations and warranties, (ii) fails to comply with any of its covenants or agreements contained herein, or (iii) if any of the conditions to closing set forth are not satisfied or capable of being satisfied on or before the Closing Date.

Section 6.2  Obligations to Cease.   Subject to the next sentence, if this Agreement is terminated pursuant to Section 6.1 hereof, all rights and obligations of the Parties under this Agreement shall thereafter terminate and there shall be no liability of any party hereto to any other Party except for the obligations set forth in Sections 8.1 and 8.8 hereof.  Termination of this Agreement pursuant to Section 6.1 shall not, however, limit or impair any remedies that the terminating Party may have with respect to a breach or default by the other Party prior to the date of termination of its representations, warranties, covenants or agreements or obligations under this Agreement.

Section 6.3  Termination Upon Default.   Either party may terminate this Agreement by giving notice to the other on or prior to the Closing Date, without prejudice to any rights or obligations it may have, if (a) after written notice of termination specifying the subsection of Section 6.1 in the case of a breach which  is by nature incapable of being cured, or written notice of the termination specifying the subsection of Section 6.1 and the passage of ten (10) Business Days, or such shorter period as may end upon the scheduled Closing Date in the case of grounds for termination which by its nature is capable of being cured, the other party has failed in the due and timely performance of any of its covenants or agreement.

        ARTICLE VII.

INDEMNIFICATION

Section 7.1  Indemnification of the Seller.

(a)  The Buyer shall, from and after the Closing, defend and promptly indemnify and hold harmless Seller, each of its Affiliates, and each of their respective stockholders, members, partners, directors, officers, managers, employees, agents, attorneys and representatives (collectively the “Seller Indemnified Parties”), from, against any and all Losses, suffered or incurred by any such party and which may arise out of or result from (i) any breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement or in any other Buyer Documents, (ii) any breach or failure of observance or performance of any covenant, agreement or commitment made by the Buyer hereunder or under any document or instrument relating hereto or executed pursuant hereto, and (iii) the enforcement by any Seller Indemnified Party of any of its rights under any other covenants contained in this Agreement or any other Buyer Document.

Section 7.2  Indemnification of the Buyer.

(a)  The Seller shall, from and after the Closing, defend, indemnify, and hold harmless the Buyer, and its officers, directors, stockholders and affiliates (collectively “Buyer Indemnified Parties”) from, against, for and in respect of and pay any and all Losses suffered, sustained, incurred or required to be paid by the Buyer by reason of (i) any and all obligations and liabilities of Seller, other than obligations arising and required to be performed under the Assumed Contracts after the Closing; (ii) any breach of any representation, warranty, covenant or agreement of Seller contained in this Agreement or any other Seller Document, (iii) the enforcement by any Buyer Indemnified Party of any of its rights under any other indemnification covenant contained in this Agreement or any other Seller Document, (iv) any claims, suits, actions, complaints, allegations or demands which have been or may be brought against Seller or any of its Affiliates and any of their respective officers, directors, employees or agents with respect to infringement of or by the Intellectual Property; (v) any failure to comply with the laws relating to bulk transfers or fraudulent conveyances applicable to the transaction contemplated by this Agreement; (vi) any failure to obtain any consents to assign the Assigned Contracts hereto.

Section 7.3  Notice to Indemnifying Party.   Any party (the “Indemnified Party”) seeking indemnification pursuant to this Agreement shall promptly give the party from whom such indemnification is sought (the “Indemnifying Party”) written notice of the matter with respect to which indemnification is being sought, which notice shall specify in reasonable detail, if known, the amount or an estimate of the amount of the liability arising therefrom and the basis of the claim or indemnification obligation.  Such notice shall be a condition precedent to any liability of the Indemnifying Party for indemnification hereunder, but the failure of the Indemnified Party to give such prompt notice shall not adversely affect the Indemnified Party’s right to indemnification hereunder except, and only to the extent that, in the case of a claim made by a third party, the defense of that claim is materially prejudice by such failure.

Section 7.4  Third Party Claims.

(a)  Defense by Indemnifying Party.  In connection with any indemnification claim arising out of a claim or legal proceeding (a “Third Party Claim”) by a Person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such Third Party Claim if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to such Third Party Claim (subject to any limitations on such liability contained in this Agreement and provides reasonable assurances that it has the resources (both financial and personnel) to maintain the assumption of such defense (the “Reasonable Assurances”)).  If the Indemnifying Party assumes the defense of any such Third Party Claim, it may use counsel of its choice to prosecute such defense, subject to the approval of such counsel by the Indemnified Party, which approval shall not be unreasonably withheld or delayed.  The Indemnified Party shall be entitled to participate in (but not control) the defense of any such Third Party Claim, with its counsel and at its own expense.  If the Indemnifying Party assumes the defense of any such Third Party Claim, the Indemnifying Party shall take all steps necessary to pursue the resolution thereof in a prompt and diligent manner, and the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or its control relating thereto as are reasonably required by the Indemnifying Party, without cost to the Indemnifying Party.  The Indemnifying Party shall be entitled to consent to a settlement of, or the stipulation of any judgement arising from, any such Third Party Claim, with the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however that no such consent shall be required from the Indemnified Party if (i) the Indemnifying Party pays or causes to be paid all Losses arising out of such settlement or judgment concurrently with the effectiveness thereof (as well as all other Losses theretofore incurred by the Indemnified Party which then remain unpaid or unreimbursed), (ii) in the case of a settlement, the settlement is conditioned upon a complete release by the claimant of the Indemnified Party, and (iii) such settlement or judgment does not require the encumbrance of any asset of the Indemnified Party or impose any restriction upon its conduct of business or otherwise adversely effect its business.

(b)  Defense by Indemnified Party.  If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party with respect to such Third Party Claim but declines to assume and control the defense thereof or fails to give notice of its intention to do so to the Indemnified Party within fifteen (15) days after its receipt of notice of such Third Party Claim from the Indemnified Party or fails to provide the Reasonable Assurances, the Indemnified Party shall have the right to assume and control the defense of such Third Party Claim; the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under its control relating thereto as are reasonably required by the Indemnified Party; and the Indemnifying Party shall be permitted to join in the defense of (but not control) such Third Party Claim and employ counsel at its expense.  No such Third Party Claim may be settled by the Indemnified Party without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld.

(c)  Dispute as to Indemnification Responsibility.  If the Indemnifying Party does not acknowledge in writing its obligation to indemnify the Indemnified Party with respect to such Third Party Claim, the Indemnified Party may assume and control the defense thereof and the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnified Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under its control relating thereto as are reasonably required by the Indemnified Party.  The Indemnifying Party shall be permitted to join in the defense of (but not control) such Third Party Claim and employ counsel at is expense.  No such Third Party Claim may be settled by either party without the prior written consent of the other party, which shall not be unreasonably withheld.  In the event that it is ultimately determined that the Indemnified Party is not entitled to indemnity hereunder with respect to such Third Party Claim, the Indemnifying Party shall have no liability to the Indemnified Party with respect to any Losses relating thereto.  In the event that it is ultimately determined that the Indemnified Party is entitled to indemnity hereunder with respect to such Third Party Claim, the Indemnifying Party shall be liable to the Indemnified Party for all Losses sustained by the Indemnified Party relating thereto; provided, however, that in the event that a settlement offer solely for money damages is made by the Third Party Claimant, and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party’s willingness to accept the settlement offer and pay the amount called for by such offer together with all of the legal fees incurred by Indemnified Party to the extent it has assumed the defense of such Third Party Claim, in the event that it is ultimately determined that the Indemnified Party is entitled to indemnity hereunder with respect to such Third Party Claim, and the Indemnified Party declines to accept such offer, the liability, if any, of the Indemnifying Party hereunder shall be limited to the lessor of (i) the amount of the settlement offer the Indemnified Party declined to accept or (ii) the aggregate Losses of the Indemnified Party with respect to such claim.

(d)  Mixed Responsibility.  If a Third Party Claim presents an issue of mixed responsibility among the parties, or a circumstances as to which each of them may be required hereunder to indemnify the other in part, each of the parties shall be entitled to assume and control the defense of such portion of such Third Party Claim for which it will bear responsibility at its expense and through counsel of its choice.  Each Party shall cooperate with the other in such defense and make available to the other party, at the other party’s expense, all witnesses, pertinent records, materials and information in such party’s possession or under such party’s control relating thereto as are reasonably required by the other party.  No such Third Party Claim may be settled by either party without the prior written consent of the other party, which shall not be unreasonably withheld.

(e)  Unauthorized Settlement.  If the Indemnified Party settles a Third Party Claim without the consent of the Indemnifying Party in contravention of any of the provisions contained herein, the Indemnified Party shall not be entitled to indemnity hereunder with respect to such Third Party Claim.

Section 7.5  Limitations Upon Indemnification.

(a)  Indemnification Threshold.

(i)  The Seller.  Notwithstanding anything to the contrary in this Article VII, the Seller shall not be liable under this Article VII for any Losses resulting from any breach of a representation, warranty, covenant or agreement contained in this Agreement or in any other Seller Document unless such claim involves Losses in excess of Ten Thousand Dollars ($10,000) or the aggregate amount of all such indemnifable Losses incurred or suffered exceeds Ten Thousand Dollars ($10,000), in which case the Seller shall thereafter be liable for all indemnifiable Losses on a dollar-for-dollar basis without regard to such Threshold.

(ii)  The Buyer.  Notwithstanding anything to the contrary in this Article VII, the Buyer shall not be liable under this Article VII for any Losses resulting from any breach of a representation, warranty, covenant or agreement contained in this Agreement or in any other Buyer Document unless such claim involves Losses in excess of Ten Thousand Dollars ($10,000) or the aggregate amount of all such indemnifable Losses incurred or suffered exceeds Ten Thousand Dollars ($10,000), and then in which case the Buyer shall thereafter be liable for all indemnifiable Losses on a dollar-for-dollar basis without regard to such Threshold.

(b)  Invoices.  Any request for indemnification of specific costs shall include invoices and supporting documents containing reasonably detailed information about the costs and/or damages for which indemnification is being sought.

(c)  Computation of Losses.  For purposes of calculating any Losses suffered by an Indemnified Party pursuant to this Agreement, or under any other specific indemnification covenant contained in this Agreement, each Loss shall bear interest at a fluctuating rate of interest equal to the prime rate (as published in the Wall Street Journal) from the date incurred to the date the indemnification payments with respect thereto is made.

Section 7.6  Exclusive Remedy.   From and after the Closing, the indemnities set forth in Sections 7.1 and 7.2 shall be the exclusive remedies of Buyer and Seller and their officers, directors, employees, agents and affiliates for any breach by the other of any representation, warranty, covenant or agreement contained in this Agreement; no such Person shall be entitled to any further indemnification rights or claims of any nature whatsoever in respect thereof, all of which such Persons hereby waive; and the parties shall not be entitled to a rescission of this Agreement.

        ARTICLE VIII.

MISCELLANEOUS

Section 8.1  Fees and Expenses.  Except as otherwise provided in this Agreement, each Party will bear its own direct expenses incurred in connection with the negotiation and preparation of this Agreement and the other Seller Documents and Buyer Documents, as the case may be, and the consummation and performance of the transactions contemplated by herein and therein

Section 8.2  Notices.   All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered personally or sent by facsimile transmission, overnight courier, or certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission (provided that a confirmation copy is sent by overnight courier), one day after deposit with an overnight courier, or if mailed, five days after the date of deposit in the United States mails, as follows:

To Buyer:                                Super Rad Toys
With a copy to:                       ___________
To Seller:                                FBC Holding, Inc
66 Piscataqua Road
Dover, NH 03820

Any notice given hereunder may be given on behalf of any Party by his counsel or other authorized representatives.  The address of any Party may be changed on notice to the other Party duly served in accordance with the foregoing provisions.

Section 8.3  Governing Law.   This Agreement is made pursuant to and shall be governed and construed in accordance with the laws of the State of Nevada, without regard to the principles of conflict of laws thereof (the “Governing Law”).  Each Party hereto (A) hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any court of the State of California or any federal court sitting in the State of California for purposes of any suit, action or other proceeding arising out of this Agreement or the subject matter hereof brought by any Party, (B) hereby waives and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (C) hereby agrees not to assert in any such action, suit, or proceeding any right to a jury trial.  Each Party hereby consents to service of process by certified mail at the address set forth in this Agreement and agrees that its submission to jurisdiction and its consent to service of process by mail is made for the express benefit of the other Party hereto.  Final judgment against any Party, in any action, suit or proceeding shall be conclusive, and may be enforced in other jurisdictions (A) by suit, action or proceeding on the conclusive evidence of the fact and of the amount of any indebtedness or liability of the Party therein described or (B) in any other manner provided by or pursuant to the laws of such other jurisdiction.

Section 8.4  Entire Agreement.   This Agreement, including the Schedules and Exhibits hereto and the Seller Documents and Buyer Documents herewith are intended to embody the complete, final and exclusive agreement among the Parties with respect to the purchase of the Assets and the related transactions and are intended to supersede all previous negotiations, commitments and writings agreements and representations, written or oral, with respect thereto and may not be contracted by evidence of any such prior or contemporaneous agreement, understanding or representations, whether written of oral.

Section 8.5  Assignability; Binding Effect.   This Agreement may not be assigned by a Party without the prior written consent of the other Parties hereto, which shall not be unreasonably withheld.  Notwithstanding the foregoing, the Buyer may, in its discretion, transfer and assign its interests herein, or a portion thereof, to their respective Affiliates.  This Agreement and the rights, covenants, conditions and obligations of the respective parties hereto and any instrument or agreement executed pursuant hereto shall be binding upon and enforceable by, and shall inure to the benefit of, the Parties hereto and their respective heirs, successors and permitted assigns and legal representatives.

Section 8.6  Execution in Counterparts.   For the convenience of the Parties and to facilitate execution, this Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.  In making proof of this Agreement, it shall not be necessary to produce or account for more than one counterpart evidencing execution by each party hereto.   Delivery of a telecopied or facsimile version of one or more signatures on this Agreement shall be deemed adequate delivery for purposes of this Agreement.

Section 8.7  Amendments.   This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by each Party hereto, or in the case of a waiver, the Party waiving compliance; provided, however that no such waiver shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  Whenever this Agreement requires or permits a waiver or consent by or on behalf of any Party hereto, such waiver or consent shall be given in writing.

Section 8.8  Publicity.  Prior to the Closing Date and except if and insofar as required by law (including any applicable stock exchange regulation), no press releases, announcements or public disclosure of this Agreement or the transactions contemplated by this Agreement, other than in connection with the efforts of the owners of the Buyer and key stockholders of the Seller, and their respective agents, to raise funds pursuant to a private placement transaction of the Buyer’s equity securities, shall be made by a Party to this Agreement without the prior knowledge and written consent of the Buyer and the Seller; provided that subsequent to the Closing Date the Buyer shall not be limited by this provision.

Section 8.9  Agreement to Continue in Full Force.  Subject to Article VI, this Agreement shall, insofar as it remains to be performed, continue in full force and effect notwithstanding Closing.

Section 8.10  Severability.   In the event that any one or more of the provisions contained in this Agreement, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained in this Agreement shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the Parties hereto shall be enforceable to the fullest extent permitted by law.

Section 8.11  Section Headings.   The Section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

Section 8.12  Gender and Tenure.   Where the context or construction requires, all words applied in the plural shall be deemed to have been used in the singular, and vice versa; the masculine shall include the feminine and neuter, and vice versa; and the present tense shall include the past and future tense and vice versa.

Section 8.13  Third-Party Rights.   Nothing in this Agreement, whether express or implied, is intended to confer rights or remedies under or by reason of this Agreement on any Persons other than the parties to it, each Indemnified Party and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third Persons to any party to this Agreement, nor shall any provisions give any third Persons any right of subrogations over or action against any party to this Agreement.

Section 8.14  Construction.   The language in all parts of this Agreement shall in all cases be construed simply, accurately to its fair meaning, and not strictly for our against any of the parties hereto, without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Agreement or any part thereof, and any rule of law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

        ARTICLE IX.

DEFINITIONS

“Affiliate” shall mean, with respect to any Person, (i) a Person directly or indirectly controlling,

controlled by or under common control with such Person or (ii) an officer, director, general partner or manager, or a member of the immediate family of an officer, director, general partner or manager, of such Person. For these purposes, control means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities as trustee or executor, by contract, or otherwise.

“Agreement” shall mean this Asset Purchase Agreement, including all exhibits and schedules, as the same may hereafter be amended, modified or supplemented from time to time.

“Applicable Law” shall mean, with respect to my Person, any domestic or foreign, Federal, state or local statute law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Authority applicable to such Person or any of its Affiliates or any of their respective properties, assets, officers, directors general partners, managers, employees, consultants or agents (in connection with such officer’s director’s general partner’s, manager’s employees, consultant’s or agent’s activities on behalf of such Person or by one of its Affiliates).

 “Assumed Contracts” shall have the meaning ascribed to it in Section 1.1(c).

“Authority” shall mean any governmental, regulatory or administrative body, agency or authority, any court or tribunal of judicial authority, any arbitrator or any public, private or industry regulatory authority, whether international national, Federal state or local.

“Bill of Sale” shall have the meaning ascribed to it in Section 1.5(a).

“Business Day” shall mean a day other than Saturday, Sunday or other day on which commercial banks in the County of New York, New York are authorized or required by Applicable Law to close.

“Buyer” shall refer to Total Nutraceutical Solutions, Inc., a corporation domiciled in the state of Nevada.

“Buyer Documents” shall mean this Agreement and all other agreements, instruments and certificates to be executed and delivered by the Buyer in connection with this Agreement.

“Buyer Indemnified Parties” shall have the meaning ascribed to it in Section 7.2(a).

“Closing” shall mean the consummation of the transactions contemplated by this Agreement.

“Closing Date” mean the date upon which the Closing occurs.

 “Governing Documents” shall have the meaning ascribed to it in Section 2.3.

“Governing Law” shall have the meaning ascribed to it in Section 8.3.

 “Indemnified Party” shall have the meaning ascribed to it in Section 7.3.

“Indemnifying Party” shall have the meaning ascribed to it in Section 7.3.

“Intellectual Property” shall have the meaning ascribed to it in Section 2.5.

“Knowledge” shall mean with respect to the Seller the knowledge of the officers and directors of the Seller.

“Lien” shall mean any, lien, encumbrance, pledge, mortgage, security interest, lease charge, conditional sale’s contract, option, restriction, reversionary interest right of first refusal, voting trust arrangement, preemptive right, claim under bailment or storage contract, easement or any other adverse claim or right whatsoever.

“Losses” shall mean all damages, awards, judgments, assessments, fines, penalties, charges, costs, expenses and other payments however suffered or characterized, all interest thereon, all costs and expenses of investigating any claim, lawsuit of arbitration and any appeal therefrom, all reasonable attorneys’, accountants’, investment bankers’, and expert witness’ fees incurred in connection therewith, whether or not such claim, lawsuit or arbitration is ultimately defeated and, subject to ARTICLE VII, all amounts paid incident to any compromise or settlement of any such claim, lawsuit or arbitration; provided, however, that “Losses” shall not include any punitive or consequential damages.

“Material Contracts” shall have the meaning ascribed to it in Section 2.7.

“SRT Assets” shall have the meaning ascribed to it in Section 1.1.

 “SRT Business” shall have the meaning ascribed to it in Section 1.1

“Order” shall mean any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

“Party” and “Parties” shall have the meaning ascribed to it in the preamble.

 “Person” shall mean any entity, corporation, company, association joint venture, joint stock company, partnership, trust, organization individual (including personal representatives, executors and heirs of a deceased individual), nation, state government (including agencies, branches, departments, bureaus, boards, divisions and instrumentalities thereof), trustee, receiver or liquidator.

“Purchase Price” shall have the meaning ascribed to it in Section 1.3(a).

“Real Property” shall mean all real properties owned by that Person or in which that Person has any interest or estate (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all of that Person’s rights arising out of the ownership or use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and right-of-way which appurtenant.

“Reasonable Assurance” shall have the meaning ascribed to it in Section 7.4.

 “Representatives” shall have the meaning ascribed to it in Section 3.8.

“Seller” shall have the meaning ascribed to it in the preamble.

““Seller Documents” shall mean this Agreement and all other agreements, instruments and certificates to be executed and delivered by the Seller in connection with this Agreement.

“Seller Indemnified Parties” shall have the meaning ascribed to it in Section 7.1.

“Tax” shall have the meaning ascribed to it in Section 2.6(a).

“Tax Return” shall have the meaning ascribed to it in Section 2.6(a).

“Third Party Claim” shall have the meaning ascribed to it in Section 7.4(a).

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in their respective names by their respective officers duly authorized, as of the date first written above.

Super Rad Toys.

By:           __/s/ Simone Richlin_______________
Name: Simone Richlin
Title: President

FBC Holdings, Inc.

By:           __/s/ Christopher LeClerc______________
Name: Christopher LeClerc
Title:  CEO

Schedule A

Super Rad Toy ASSETS

At closing the following assets of the Seller, defined as the “SRT Assets” will be acquired by the Buyer:

I. Assets relating to Distribution of existing Mushroom Matrix Products

1.	All Licenses,

2.	Inventory, and

3.	Future Licenses